EXHIBIT 99.2

GENCORP

News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, corporate communications 916-351-8650

For Immediate Release

GenCorp Announces Plans for an Offering of $175,000,000 Senior Subordinated Notes Due 2013

Sacramento, CA., — July 25, 2003 — GenCorp Inc. (NYSE: GY) announced today that it is planning to issue $175,000,000 Senior Subordinated Notes due 2013 in a private placement to institutional investors.

The primary purpose of the offering is to finance the acquisition by GenCorp’s subsidiary, Aerojet-General Corporation, of substantially all of the assets related to the propulsion business of Atlantic Research Corporation, a subsidiary of Sequa Corporation, and to refinance existing indebtedness. The proposed acquisition is expected to close upon receipt of regulatory and other approvals, including approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. We currently expect to receive the necessary approvals in late summer of 2003.

These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities proposed to be offered.

GenCorp is a global, technology-based manufacturer with leading positions in automotive, aerospace and defense and pharmaceutical fine chemical industries. For more information on GenCorp visit the Company’s web site at http://www.GenCorp.com.

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